[Crown Asphalt Products Company Logo]


                       VIA FEDERAL EXPRESS

October 1, 1998


Mr. Burt M. Cormany
Santa Maria Refining Corporation
1660 Sinton Road
Santa Maria, California 93455

     Re: Processing Agreement Renewal

Dear Mr. Cormany:

Reference is made to the Processing Agreement dated May 1, 1995 between Santa Maria Refining Corporation (SMRC), Saba Petroleum Company and Petro Source Refining Corporation ("the Agreement"). Paragraph 1.a. of the Agreement provides that Petro Source may request an extension of the term of the Agreement by giving SMRC written notice at least sixty (60) days prior to the end of the Primary Term.

As you are aware, Crown Asphalt Distribution l.l.c. (CAD) purchased all of the asphalt marketing and distribution assets of Petro Source, including the Agreement, effective July 2, 1998. CAD's business is managed and operated by Crown Asphalt Products Company (CAPCO). This letter will serve as a written request that the Agreement be extended for an additional one year term through December 31, 1999.

If you have any questions please do not hesitate to contact me.


Sincerely,


Jay Mealey
Manager, Crown Asphalt Distribution l.l.c.

cc:  Illyas Chaudhary - Saba Petroleum Company
     Bill Kraemer - MCNIC
     Lorin Patterson - Ray Quinney & Nebeker


                   PROCESSING AGREEMENT

     This Processing Agreement ("Agreement") is made and entered into on the 1st day of May, 1995, by and between PETRO SOURCE REFINING CORPORATION, a Utah corporation ("Petro Source") and SANTA MARIA REFINING COMPANY, a California corporation ("SMRC"), and SABA PETROLEUM COMPANY ("SABA") a Colorado corporation.

                          R E C I T A L S

     WHEREAS,  SMRC is the owner and operator of the Santa  Maria
Refinery located in Santa Maria, California (the "Refinery"); and

     WHEREAS, Petro Source is a marketer of crude oil and refined products, with access from time to time to certain volumes of crude oil which it desires that SMRC process at the Refinery; and

     WHEREAS, SMRC desires to process said crude oil on the terms and conditions herein; and

     WHEREAS, SABA is the parent company and sole shareholder of SMRC and desires to assure Petro Source of SMRC's performance hereunder; and

     WHEREAS, SABA has or controls crude oil production, which is either available for sale, or could become available for sale, that SABA desires to sell to Petro Source and Petro Source desires to purchase from SABA.

     NOW THEREFORE in consideration of the mutual promises set forth herein, and other good and valuable consideration, the parties hereto agree as follows:

1.   Term of The Agreement

     a. This Agreement shall be effective as of the 1st day of May, 1995 (the "Effective Date'), and, subject to other provisions contained herein, shall remain in effect until December 31, 1998 ( the "Primary Term"). Petro Source may request, by written notice given at least sixty (60) days prior to the end of the Primary Term or any subsequent renewal term, that this Agreement remain in effect for an additional one (1) year term. If SMRC denies Petro Source's request for a renewal term at the end of the Primary Term, and only for the denial of Petro Source's request for a renewal at the end of the Primary Term, SMRC shall pay Petro Source, on the date that this Agreement terminates, $100,000.
     b. In the event that this Agreement terminates or expires under the provisions of paragraph I a. and Petro Source has a contractual commitment for refined product that had been entered into prior to the termination or expiration of this Agreement then, at Petro Source's request, SMRC shall hold the inventory necessary to fulfill the contractual commitment until Petro Source requests delivery of such inventory. Petro Source shall pay, on a monthly basis, SMRC's operating expenses incurred for handling, storage and delivery of the refined product for the contractual commitment.

          Petro Source understands that SMRC may be required to relocate the refined product to other tankage for various reasons. Petro Source's inventory will not materially limit SMRC's use of the Refinery, however, SMRC shall not commingle the retained Petro Source inventory with third party inventories without Petro Source's prior approval; such approval shall not be unreasonably withheld.

2.   Feedstock Processing
     a. Petro Source shall deliver, or caused to be delivered, Feedstock to SMRC for processing at the Refinery. "Feedstock" means crude oils or other liquid hydrocarbons of the types listed in Exhibit "A", attached hereto and incorporated herein, which may be amended from time to time upon the agreement of the parties. The amended list of crude oil and other liquid hydrocarbon types shall be set forth in writing and shall be incorporated into this Agreement.
     b. The amount of Feedstock delivered shall be at Petro Source's sole discretion. SMRC agrees to process all quantities of Feedstock delivered by Petro Source for processing, up to the maximum thruput capability of the Refinery. SMRC agrees to dedicate 100% of the capacity of the Refinery to the processing of the Feedstock delivered by Petro Source. The parties acknowledge that it is the intent of this Agreement to develop opportunities for Local Sales (defined in paragraph 3) and to satisfy that intent the parties agree that the asphalt produced from 50% of the first 90,000 barrels of Feedstock, delivered each month, shall be allocated to Local Sales ("Allocated Asphalt"). If Petro Source, after reasonable efforts to market the Allocated Asphalt to Local Sales, and after consulting with SMRC, elects to market Allocated Asphalt as Export Sales (defined in paragraph
          3), then Petro Source may market the Allocated Asphalt as Export
          Sales.

3.   Processing Fee and Payment Thereof
     a.   SMRC shall be entitled to a monthly processing fee (the
          "Processing Fee") which is the sum of 50% of Local Profit, plus
          50% of Export Profit. Notwithstanding the foregoing to the contrary, SMRC shall receive no portion of the profit from the sale of Export Sales asphalt products which are modified or blended with other materials by Petro Source, or its agents, after the asphalt products are removed from the Refinery.
     b. "Local Profit" means Local Sales Revenue less Local Cost(s) as determined in accordance with generally accepted accounting principles ("GAAP").
          i. "Local Sales Revenues" means, on a process month basis, all revenue received and retained (i.e., not subject to being returned due to events such as, but not limited to, offsets, accounting corrections, settlements and preference actions in bankruptcy) from Local Sales.
        ii. Local Sales" means sales of the following products: (1) asphalt which was produced at the ' Refinery from Feedstock supplied by Petro Source and delivered to an application site in the State of California; (2) asphalt which was processed at the Refinery from Feedstock supplied by Petro Source and which was modified by polymiers at the Refinery, regardless of application location, and (3) a prorated portion of the light products attributable to the volume of Feedstock from which Local Sales described in subparagraph (1) and (2) hereof were derived.
       iii. "Local Cost(s)" means, the sum of Petro Source's Local
            Marketing Cost(s), SMRC Reimbursable Variable Cost(s) (defined in paragraph 5) allocable to Local Sales, SMRC Reimbursable Fixed Cost(s) (as defined in paragraph 5), Local Inventory and Receivable Carrying Cost(s); and Local Cost(s) Carry Forward.
       iv. "Petro Source's Local Marketing Cost(s)" means on a process month basis, all cost(s), losses (including hedging losses net of gains) and expenses incurred by Petro Source in making related Local Sales Revenue, including, but not limited to, the direct out-of-pocket cost(s) of selling, documenting, handling, storing, developing, testing, transporting and installing product; cost(s) associated with collection of receivables related to Local Sales (including, but not limited to, demerits and bad debt), cost(s) of goods sold, and any environmental excise tax, (including, but not limited to, Superfund excise tax) on petroleum processing. The parties hereto acknowledge that in accordance with the regulations pertaining to the Superfund excise tax that SMRC, as owner and operator of the Refinery, is required to remit the Superfund excise tax to the federal government.
       v. "Local Inventory and Receivable Carrying Cost(s)" means the portion of interest, at the rate charged to Petro Source under its bank credit facility, incurred to purchase and hold inventory and receivables pending payment; and letters of credit cost(s) which are reasonably allocable to Local Sales.
      vi. If Local Sales Revenue less Local Cost(s) is a negative number, that number will first be applied as a reduction to Export Profit and if Export Profit is insufficient to absorb the entire amount, any remaining amount will be carried forward and treated as a Local Cost(s) in future months until it is extinguished or until this Agreement expires or is terminated by Petro Source ("Local Cost(s) Carry Forward").

 c.   "Export Profit" means Export Sales Revenue less  Export
          Cost(s) as determined in accordance with GAAP.
          i. "Export Sales Revenue" means, on a process month basis, all revenue received and retained from Export Sales, less $25 per ton for each ton of processed asphalt sold. Notwithstanding the foregoing to the contrary, if Petro Source could have supplied an Export Sale from another source, with such other source at a lower cost(s) than the effective cost(s) Petro Source incurs by supplying such sale with asphalt from the Refinery, such $25 shall be increased by the difference in the cost(s) of the two sources of supply.
         ii. "Export Sales" means sales of the following products: (1) asphalt which was produced at the Refinery from Feedstock supplied by Petro Source and delivered to an application site outside of the State of California, except when such asphalt has been modified with polymers at the Refinery, and (2) a prorated portion of the light products attributable to the volume of Feedstock from which Export Sales described in subparagraph (1) hereof were derived.
          iii. "Export Cost(s)" means, the sum of Petro Source's Export Marketing Cost(s), SMRC Reimbursable Variable Cost(s) allocable to Export Sales, Export Inventory and Receivable Carrying Cost(s) and any Remote Terminal Cost(s).
          iv. "Petro Sources Export Marketing Cost(s)" means on a process month basis, all cost(s), losses (including hedging losses net of gains) and expenses incurred by Petro Source in making related Export Sales Revenue, including, but not limited to, the direct out-of-pocket cost(s) of selling, documenting, handling, storing, developing, testing, transporting and installing product; cost(s) associated with collection of receivables related to Export Sales (including, but not limited to, demerits and bad debt), cost(s) of goods sold, and any environmental excise tax (including, but not limited to, Superfund excise tax) on petroleum processing.
          v. "Export Inventory and Receivable Carrying Cost(s)" means portion of interest incurred to purchase and hold inventory and receivables pending payment; and letters of credit cost(s) which are reasonably allocable to Export Sales.
          vi. "Remote Terminal Cost(s)" means a thruput cost(s) of $15.00 per ton for each ton of asphalt sold as an Export Sale to cover use of asphalt terminaling facilities of Petro Source and its affiliates only when such asphalt actually passes through such terminaling facility. Such Remote Terminal Cost(s) is to be adjusted for inflation on an annual basis using the percentage increase in the U.S. Department of Commerce's Consumer Price Index.
     d. Within thirty-five (35) days after the end of a process month, Petro Source shall provide SMRC a monthly statement (the "Monthly Statement") identifying Local, Profit, Export Profit,
          Local Inventory and Receivable Carrying Cost(s), Export Inventory and Receivable Carrying Cost(s), Petro Source's Local Marketing Cost(s) and Petro Source's Export Marketing Cost(s); reflecting how SMRC's compensation was calculated. Petro Source shall pay
          SMRC any Processing Fee due monthly, based upon the Monthly
          Statement.
     e. Within one hundred twenty (120) days of the date SMRC receives the Monthly Statement, SMRC shall promptly notify Petro Source of any dispute with the Monthly Statement or a portion thereof. After that one hundred twenty (120) days has passed, the Monthly Statement shall be deemed correct and final as to any allocation or determination made by Petro Source in the Monthly Statement's preparation, and SMRC shall have rel6sed and waived all rights concerning the undisputed portions of the Monthly
          Statement concerning such allocations or determinations. Any errors, omissions or changes in accruals not dependent on Petro Source's judgment, or any adjustments made by third parties, may be made at any time within a two (2) year period after the month of delivery of the Monthly Statement, and all payments are subject to subsequent adjustment for such items.
4.   Reimbursable Cost(s)
     a. SMRC shall pay all direct out-of-pocket cost(s) reasonably and necessarily incurred by SMRC to process Feedstock, which may be reimbursed by Petro Source (the "Reimbursable Cost(s)"). For all purposes hereunder, Reimbursable Cost(s) shall not include capital cost(s), depreciation, amortization, environmental remediation, administration, management higher than plant manager, property damage to the refinery, or cost(s), if any, which are the result of SMRC's or a third party's negligence.
     b.   "SMRC Reimbursable Variable Cost(s)" means the Variable
          Cost(s) incurred by SMRC in carrying out SMRC's obligations under this Agreement, which have been approved in advance of being incurred. SMRC Reimbursable Variable Cost(s) shall be allocated between Local Cost(s) and Export Cost(s) based upon the ratio of Local Sales asphalt volume and Export Sales asphalt volume to the total asphalt sales volume. "SMRC Reimbursable Fixed Cost(s)" means those Reimbursable Cost(s) other than SMRC Reimbursable
          Variable Cost(s).
     c. SMRC shall prepare and present to Petro Source on the 15th of each month an estimate of SMRC's Reimbursable Variable Cost(s) and Reimbursable Fixed Cost(s) to be reasonably and necessarily incurred by SMRC to process the Feedstock ("Monthly Budget").
          Petro Source shall review the Monthly Budget and shall advise
          SMRC which items on the Monthly Budget Petro Source agrees to reimburse pursuant to this Agreement.
     d. Petro Source shall prepare and present to SMRC on the 15th of each month an estimate of Petro Source's Local Marketing
          Cost(s) and Petro Source's Export Marketing Cost(s) to be reasonably and necessarily incurred by Petro Source to acquire the Feedstock and to market the refined product processed pursuant to the terms of this Agreement ("Monthly Marketing
          Budget"). SMRC and Petro Source shall review the Monthly
          Marketing Budget and shall determine jointly which items shall be accepted as Petro Source's Local Marketing Cost(s) and Petro
          Source's Export Marketing Cost(s), for purposes of this Agreement.
     e. SMRC shall submit to Petro Source each Monday a summary of all Reimbursable Cost(s) which are due, payable, and shall be paid by SMRC during the following seven days with the associated documentation of the Reimbursable Cost(s). Petro Source shall review the summary of Reimbursable Cost(s) and the associated documentation and if the same is acceptable Petro Source shall transfer to SMRC, by wire, an amount, as determined by this Agreement,. equal to the accepted Reimbursable Cost(s).
     f. SMRC shall provide Petro Source notice, as soon as reasonably possible, of any SMRC's Reimbursable Fixed Cost(s) account (e.g., contract labor, chemicals, etc.) which is expected to exceed the amount shown for such cost(s) in the Monthly Budget by more than 10% ("Fixed Cost(s) Over Budget"). Petro Source, upon review of Fixed Cost(s) Over Budget, shall have the sole discretion to approve or disapprove the Fixed Cost(s) Over
          Budget. Only those Fixed Cost(s) Over Budget which Petro Source receives notice of and approves shall be subject to reimbursement by Petro Source under this Agreement.
     5.   Taxes and Tariffs
          SMRC shall be responsible for and pay or cause to be paid all taxes and tariffs imposed upon SMRC with respect to the performance by SMRC of its operations and obligations under this Agreement and Petro Source shall be responsible for and pay all taxes and tariffs imposed upon Petro Source with respect to the performance of its operations and obligations hereunder.

6.   Discontinuance of Operations
     a. Notwithstanding any provision contained herein to the contrary, in the event and at any time that Petro Source determines, in its sole judgment, that it would be more efficient or economical to discontinue processing Feedstock Petro Source shall give SMRC ten (10) days written notice to place the Refinery in a Warm/ldle mode; or, thirty (30) days written notice to place the Refinery in a Shutdown mode.
     b. "Shutdown" means the Refinery is not staffed or operated for processing any Feedstock, nor is it capable of processing Feedstock without a delay, and no heat is being supplied to the asphalt product tanks.
     c. "Warm/Idle" means the Refinery is not currently processing any Feedstock but is staffed and is capable of processing Feedstock without delay and the asphalt product tanks are kept hot and available for daylight loading in order to remove inventory.
     d. If Petro Source requests that the Refinery be placed on a Warm/Idle mode, then Petro Source will pay SMRC the Reimbursable Cost(s) hereunder during the period the Refinery is in Warm/Idle mode. If Petro Source requests that the Refinery return to full operation after being placed on Warm/Idle mode, SMRC shall have at least ten (10) days to return the Refinery to full operation after receipt of such notice. During the period in which the Refinery has been placed on a Warm/Idle mode, liquidation of inventory shall bear the same processing fee as the operating mode.
     e. If Petro Source requests that the Refinery be placed on a Shutdown mode, then Petro Source may pay SMRC a flat fee of $20,000 per month, prorated as necessary from the date of notice, ("Shutdown Fee") to keep this Agreement in force and effect. The Shutdown Fee shall be due and payable as of the 1st day of the month following the month in which the request to place the refinery in Shutdown mode was placed by Petro Source and the Refinery was actually placed in Shutdown mode. If Petro Source does not pay the Shutdown Fee, then SMRC shall have the right to terminate this Agreement. If Petro Source requests that the Refinery return to full operation after being placed on Shutdown mode, SMRC shall have at least thirty (30) days to return the Refinery to full operation after receipt of such notice. During the time in which the Refinery is in a Shutdown mode, SMRC shall not be obligated to accept deliveries into the Refinery or be required to deliver product to Petro Source from the Refinery.
     f. If at any time Petro Source determines that the profit margin for Local Sales on a per barrel basis is less than 75 cents per barrel, but more than 25 cents per barrel, based upon forecast and estimates provided by SMRC and Petro Source, Petro Source shall notify SMRC of the estimated profit margin and then for the period for which the profit calculation is made, SMRC and Petro Source shall share equally in the risk of the profit margin. SMRC shall, after receiving a copy of the profit calculation and notice from Petro Source that the profit margin is less than 75 cents per barrel but more than 25 cents per barrel, have three (3) days to reject its shared participation in the risk of the profit margin for the period for which the. profit calculation is made. If SMRC rejects participation the Refinery shall be operated in a Shutdown mode. If SMRC does not reject the participation, but Petro Source later determines that the profit margin calculated for the period has fallen below 25 cents per barrel, Petro Source shall notify SMRC of the change in the estimated profit margin and SMRC shall move the Refinery operations to the Warm/Idle or Shutdown mode as directed by Petro Source.

7.   Refinery Operations
     a. SMRC shall operate the Refinery during the term of this Agreement in a prudent and workmanlike manner, and in accordance with generally accepted industry standards. SMRC will provide the capital necessary to ready the Refinery to a safe and efficient operating condition. If the parties agree that capital improvements at the Refinery are mutually advantageous, the parties will negotiate to amend this Agreement to take into account the mutually desired capital improvements. All capital improvements at the Refinery shall remain the property of SMRC, except and unless, Petro Source elects to pay for the capital improvement and Petro Source demonstrates that such capital improvement can be removed without damage to Refinery property. SMRC shall have the option to purchase all capital improvements paid for by Petro Source at a mutually agreed upon price.
     b. SMRC shall provide laboratory personnel which shall be responsible for determining daily that products produced and stored by SMRC for Petro Source under this Agreement comply with product specifications as identified in Exhibit "B", as amended from time to time. Should Petro Source desire to amend the Exhibit "B", by adding a new product specification, Petro Source shall first provide the specification to SMRC, with data on the Feedstock Petro Source plans to provide in order to make the product specified, and SMRC shall have up to fifteen (15) days to inform Petro Source as to SMRC's ability to produce the requested products according to the specifications. If SMRC is unable to produce the requested product according to the specification, it shall notify Petro Source of such inability and SMRC shall have no obligation to produce the requested products. If SMRC has notified Petro Source that it can produce the specification, and SMRC fails to produce products meeting the specifications in Exhibit "B", Petro Source shall have the right to terminate this Agreement upon thirty (30) days written notice. SMRC shall not be reimbursed for any Reimbursable Cost(s) during any periods in which it was unable to produce products meeting Exhibit "B" specifications.
     c. SMRC will, at all times, be the operator of and remain in control of the Refinery. All actions with respect to the operation of the Refinery shall be undertaken by SMRC. Petro Source shall in no way operate or control the operation of the Refinery.

8.   Refinery Operation Reports
     a. Petro Source and SMRC recognize that Petro Source shall require certain daily data and information on the performance of the Refinery and quality and quantity of products produced so that Petro Source can assess the continuing economic viability of the processing arrangement contemplated in this Agreement. SMRC will provide reasonable reports to Petro Source as to SMRC's operations and production, including an inventory and laboratory product quality report and other reports which allow Petro Source to monitor variances from anticipated thruput during a month, operating difficulties and other changes.
     b. As soon as possible after the end of each calendar month, but in no event later than the 10th day of each month, SMRC shall prepare and furnish to Petro Source an inventory report for the preceding month which sets out preceding month's quantity of Feedstock received from Petro Source and type, quality and quantity of refined products redelivered to Petro Source, and the type, quality and quantity of refined products SMRC held in storage for Petro Source at the end of the preceding month (the "Inventory Report").
     c. Petro Source and SMRC shall develop mutually acceptable accounting information and documentation procedures which allow for the administration of this Agreement. These procedures may include, but not be limited to, the exchange of daily receipt and delivery tickets, of daily and monthly plant and product performance data, and of necessary process and technical information. Petro Source shall supply to SMRC refined products delivery tickets for SMRC's use in the transfer of refined products at the Refinery, and these receipt tickets are to be forwarded to Petro Source on a daily basis. For receipt of Feedstock at the Delivery Point (defined in paragraph 11), SMRC shall use SMRC custody transfer tickets.

9.   Nominations

        On or before the 20th of each month, Petro Source will notify SMRC in writing of the following: (a) the anticipated base thruput volume of Feedstock to be run during the upcoming month; (b) whether the refined product therefrom is expected to be "Local Sales" or "Export Sales"; and (c) the anticipated profitability from Local Sales. SMRC understands that these are estimates and forecasts and that Petro Source is not warranting that the actual results will be as forecasted. In a like manner, Petro Source may acquire Feedstocks and sell products during a month for which such acquisitions and sales had not been forecasted.

10.  Refinery Access

     SMRC hereby grants to Petro Source and its representatives the continuing right of access to the Refinery for the purpose of (a) reviewing and monitoring SMRC's performance under this Agreement; (b) taking such security precautions as Petro Source may deem advisable in an effort to minimize any potential Feedstock or refined product losses; and (c) performing any obligations Petro Source may have under the terms of this Agreement.

11.  Feedstock Delivery, Refined Products Re-Delivery and Risk of
     Less
     a. All deliveries of Feedstock by Petro Source to SMRC hereunder shall be made at the Delivery Point. "Delivery Point" means the truck unloading flange at the Refinery or such other delivery points as may be mutually agreed upon by Petro Source and SMRC. Petro Source shall have custody and control of the Feedstock, and shall be responsible for any loss or damage thereto at all times prior to the passage of such Feedstock through the Delivery Point at the Refinery. SMRC shall have custody and control of, and bear all risk of loss for, and damage by and to the Feedstock delivered by Petro Source hereunder upon passage of such Feedstock through the Delivery Point. SMRC shall have custody and control of, and bear all risk of loss for, and damage by and to the refined products delivered by Petro Source hereunder upon passage of such refined products through the Delivery Point.
     b. SMRC shall be responsible for any loss of, or damage or injury to all refined, or partially refined product processed from the Feedstock until the refined products are redelivered to Petro Source at the Redelivery Point. "Redelivery Point" means the outlet flange of the Refinery or such other redelivery point as may be mutually agreed upon by Petro Source and SMRC. Petro Source shall have custody and control of the refined products, and shall be responsible for any loss or damage thereto, after the passage of such refined products through the Redelivery Point.
     c. Notwithstanding the foregoing to the contrary, the parties hereto acknowledge and agree that refineries, under normal operations, experience loss of product due to the refining process ("loss"). The parties, acknowledge and agree that the "loss" can be influenced by the composition of feedstocks and the methods used to process, blend and transport the feedstocks and finished products. SMRC agrees to incorporate all loss control procedures mutually acceptable to both parties. Any "loss" of product or feedstock resulting from normal operations and mutually accepted loss control procedures shall be shared equally by both parties. SMRC shall be responsible for loss of feedstock or finished product resulting from negligence or failure to follow mutually acceptable loss control procedures. SMRC shall submit to Petro Source by the 5th day of each calendar quarter, commencing after the first full calendar quarter that this Agreement is in effect, a report showing loss for the quarter. SMRC shall within ten (10) days of the report, remit to Petro Source a sum equal to the volume of loss due to negligence or failure to follow mutually acceptable loss control procedures times the weighted average feedstock cost(s) for the calendar quarter.

12.  Title   to   Feedstock,  Plant  Fill  and  Refined  Products
     Inventory

     Petro Source shall at all times retain full and complete title and ownership of all of the Feedstock, Plant Fill and refined products processed from Feedstock delivered hereunder. SMRC will return to Petro Source such Feedstock, Plant Fill and/or the refined product upon demand, without right of set off. "Plant Fill" means inventory contained in the process unit, process piping and tank bottoms.

13.  Current Refinery Inventory

    SMRC shall provide a gauge sheet which shall set forth a description of the quantity tank heel level as of the effective date of this Agreement. This gauge sheet shall be attached hereto as Exhibit "C" and incorporated herein for all purposes. Petro Source shall purchase the tank heels shown in Exhibit "C" for $1 per barrel. At the expiration of this Agreement and after Petro Source has removed all of its inventory from the tanks located at the Refinery SMRC shall purchase such quantity at $1 per barrel.

14.  Representations and Warranties of Petro Source

     Petro Source represents and warrants with respect to the Feedstock delivered to the Refinery hereunder, that such Feedstock is of a type set forth in Exhibit "A" attached hereto, including any amendments thereto. EXCEPT AS PROVIDED BY THE FOREGOING, PETRO SOURCE DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, WITH RESPECT TO THE FEEDSTOCK DELIVERED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY AS TO FITNESS FOR A PARTICULAR PURPOSE. SMRC shall have the right to reject any Feedstock which it deems unsuitable due to refinery designs and operating parameters, except where the Feedstock is of a type set forth in Exhibit "A", however, all Feedstock accepted by SMRC for processing shall be deemed to be of a type set forth in Exhibit "A." Acceptance for processing occurs when SMRC accepts delivery of the Feedstock at the Delivery Point.

15.  Representation and Warranties of Petro Source
     a. SMRC represents and warrants to Petro Source that it has operated and shall continue to operate the Refinery throughout the term of this Agreement in a prudent, workmanlike manner in accordance with generally accepted industry standards and in compliance with all applicable federal, state and local laws, rules, regulations and requirements, including, without limitation, all federal, state and local laws; rules, regulations and requirements.
     b. SMRC represents and warrants that SMRC has, at its own expense, repaired and otherwise brought the Refinery to a state of operational readiness so that it can safely and efficiently process the Feedstock.
     c. SMRC represents and warrants that SMRC will hire, supervise, and maintain a qualified staff of refinery operators, and will operate the facility in a workmanlike, safe and economic manner to refine Feedstock delivered to the refinery by Petro Source.
     d. SMRC represents and warrants that all Feedstock accepted by SMRC for processing can be processed within the Refinery's design and operating parameters.
     e. SMRC represents and warrants that it will not (1) allow either feedstock or refined products, owned by SMRC or third parties, to be stored at the Refinery; (2) commingle Petro Source's Feedstock or refined product inventory with any inventory owned by SMRC or third parties; and (3) allow liens or other encumbrances, other than those liens shown in Exhibit "U', attached hereto and incorporated herein, to become affixed either to Petro Source's Feedstock or refined product inventory.
     f. SMRC represents and warrants that (1) SMRC is the lawful owner of and has good and indefeasible title to the Refinery and has the full right and authority to operate the same; (2) no litigation is pending or, to the knowledge of SMRC, threatened, wherein a claim of title is asserted to the Refinery adverse to SMRC's title to the same; (3) all taxes assessed against the Refinery and all liabilities incurred by SMRC have been paid; (4) there are no liens or security interests, other than those liens and security interests represented in Exhibit "D" hereto, of any nature encumbering the Refinery; and (5) that no additional liens or security interests shall be permitted without the express written consent of Petro Source.

16.  Indemnity and Insurance
     a. SMRC shall be responsible for and shall defend, indemnify and hold harmless Petro Source from and against any and all claims, demands, losses, judgments, awards, liabilities, expenses, clean-up orders and cost(s), and suits, whether groundless or not, from environmental claims, damage, litigation, penalties, or citations; for bodily injury, sickness, disease or death; for contamination of, damage to, or destruction of property (real or personal); and for loss of or damage to natural resources, resulting directly or indirectly from the ownership and/or operation of the Refinery by SMRC, whether such claims, demands, losses, judgments, awards, liabilities, expenses, clean-up orders and cost'(s), or suits arose before or after the Effective Date.
     b. SMRC agrees to obtain and furnish certificates of insurance which will evidence to Petro Source public liability insurance covering the Refinery and SMRCs activities therein contemplated hereunder with limits of not less than FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), with respect to bodily injury or death to any person or persons for any one event or occurrence and not less than FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) with respect to property damage in any one event or occurrence. Petro Source agrees that the foregoing policy may be in the nature of blanket coverage including the Refinery as one of several properties covered thereby.
     c. Petro Source shall be responsible for and shall defend, indemnify and hold harmless SMRC from and against any and all claims, demands, losses, judgments, awards, liabilities, expenses, clean-up orders and cost(s), and suits, whether groundless or not, for bodily injury, sickness, disease or death resulting solely from acts of negligence, gross negligence, or willful misconduct on the part of Petro Source, its employees or agents.

17.  Purchases and Sales of SABA Crude
     a. SABA shall offer to sell to Petro Source all crude oil produced in California within a twenty five (25) mile radius of the Refinery,. which is owned or controlled by SABA which is either available for sale or could become available for sale upon notice to third parties. SABA shall provide Petro Source notice of the availability of such crude oil thirty (30) days prior to the availability of such for purchase. Whenever there is crude oil production which is owned or controlled by SABA, such production is either available for sale, or could become available for sale with the giving of notice, Petro Source will have the right, but not the obligation, to purchase such crude oil.
     b. With respect to SABA's heavy crude oil, Petro Source may purchase such oil at the volumetric weighted average of third party purchases of similar type and term, at the lease, adjusted for gravity and quality differentials. If no third party purchases exist, then the arithmetic average of Texaco, Unocal and EOTT's posting for crude oil of a similar type and term adjusted for gravity and quality differentials will be used. Such purchase of heavy crude oil shall be based upon the terms and conditions contained in the contract entered into between Petro Source and SABA attached hereto and incorporated herein as Exhibit "E."
     c. With respect to SABA's light crude oil, Petro Source will have the right to purchase such crude oil by matching any bona fide third party offer received by SABA for such production at the time such production is available for purchase. Petro Source shall, within twenty (20) days, after receipt of SABA's notice of a bona fide third party offer for SABA's light crude oil, inform SABA as to whether Petro Source will exercise its option to purchase such light crude oil. Such purchase of light crude oil shall be based upon Petro Source's general terms and conditions.

18.  Force Majeure

     Each party shall be excused for delay in performance hereunder when and to the extent that performance is delayed
     (a) by any cause reasonably beyond such party's reasonable control, or (b) by fire, explosion, riots, strikes, labor disputes, breakdown of machinery or equipment, compliance, voluntary or involuntary, with any law, order, rule, regulation, recommendation or request, whether valid or invalid, of any governmental agency or authority of person purporting to act thereunder, shortage or failure of the usual means of transportation of Feedstocks and/or products to be delivered and/or received hereunder, inability for any reason to obtain Feedstock and/or materials to be used in the manufacture, transportation, refining, handling or storage thereof, low or curtailment of Feedstock production or loss or failure of product margin or markets.

19.  Guaranty

     SABA hereby guarantees to Petro Source, all payment and performance obligations of SMRC hereunder.

20.  Confidentiality

     SMRC and Petro Source both agree and acknowledge that Petro Source possesses considerable knowledge and information about the Feedstock and refined products market which is confidential and should remain confidential. SMRC agrees to be bound by the terms contained in the Confidentiality Agreement which is attached hereto and incorporated herein as Exhibit "F."

21.  Audits

    Each party will maintain books and records evidencing their performance hereunder. Such records shall be retained for at least two (2) years following the date on which the books or records are prepared. Upon seven (7) days written notice, either party shall have the right, at its own expense and during reasonable business hours, to audit the books and records of .the other party to the extent necessary to verify performance hereunder. Prior to commencing such audit, the auditing party and its representatives shall agree to maintain the confidentiality of any information disclosed to the auditor during such audit.

22.  Notices

     Except as herein otherwise provided, any notice, request, demand, statement or bill provided for in this Agreement, or any notice which either party may desire to give to the other, shall be in writing and shall be considered as duly delivered when hand delivered or mailed by registered or Certified Mail, Return Receipt Requested, to the post office address of the parties hereto, as the case may be, as follows:

       Petro Source:    Petro Source Refining Corporation
                        9801 Westheimer., Suite 900
                        Houston, Texas 77042
                        Attention: Harvey H. Cody III

                         Petro Source Refining Corporation
                         136 East South Temple, Suite 800
                         Salt Lake City, Utah 84111
                         Attention:  Brent Stromberg

       SMRC:             Santa Maria Refining Company
                         1660 Sinton Road
                         Santa Maria, California 93455
                         Attention:  Burt M. Cormany

       SABA:             SABA Petroleum Company
                         17512 Von Karman
                         Irving, California 92714
                         Attention:  Ilyas Chaudhary

or to such other address as either party shall designate by formal written notice.

23.  Assignment and Severability

     This Agreement shall not be assignable by either party hereto without the express written consent of the other, which consent shall not be unreasonably withheld. Otherwise, the terms and conditions hereof shall extend to and be binding upon the parties and their respective successors and assigns. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any other provision, and each provision of this Agreement shall be enforced to the maximum extent permitted by applicable law.

24.  Choice of Laws, Jurisdiction and Venue

     This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws or provisions which might otherwise cause another jurisdiction's laws to apply. The exclusive jurisdiction and venue for any action brought in connection with this Agreement shall be the state or federal courts located in Orange County, California.

25.  Relationship of Parties

    It is not the purpose or intention of this Agreement to create, and this Agreement should. never be construed as creating, a joint venture, agency, partnership or other relationship whereby either of the parties hereto shall be liable for the acts, either of commission or omission, the other party hereto.

26.  Rules and Regulations

     All  of the terms and conditions of this Agreement shall  be
     subject   to  the  applicable  laws,  statutes,  directives,
     orders,   rules   and   regulations  of   all   governmental
     authorities having jurisdiction hereof.

27.  Entirety of Contract

     This Agreement contains all the terms and provisions between the parties concerning the subject matter hereof, and any prior or contemporaneous agreement or understanding, whether written or oral, is void. All amendments or changes in this Agreement shall be made only in writing by duly authorized representatives of the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

PETRO SOURCE REFINING CORPORATION

Name: A. Howard McCollum
Title: Sr. Vice President


SANTA MARIA REFINING COMPANY

Name: Burt M. Corman
Title: President


SABA PETROLEUM COMPANY
Name: Ilyas Chaudhary
Title: President & CEO